Exhibit 4.2

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This Assignment, Assumption and Amendment Agreement (this “Agreement”) is made as of December 16, 2016, by and among Terrapin 3 Acquisition Corporation, a Delaware corporation (the “Company”), Yatra Online, Inc., a Cayman Islands exempted company limited by shares (“Yatra”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”).

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of July 16, 2014, and filed with the United States Securities and Exchange Commission on July 22, 2014 (the “Existing Warrant Agreement”);

WHEREAS, capitalized terms used herein, but not otherwise defined, shall have the meanings given to such terms in the Existing Warrant Agreement;

WHEREAS, pursuant to the Existing Warrant Agreement, the Company issued (a) 12,000,000 warrants to the Sponsors (collectively, the “Private Placement Warrants”) to purchase 6,000,000 shares of the Company’s Class A common stock, par value $0.0001 per share (“Common Stock”), with each Private Placement Warrant being exercisable for one half of one share of Common Stock and with an exercise price of $5.75 per half share, and (b) 21,275,000 warrants in the Offering (collectively, the “Public Warrants”) to purchase 10,637,500 shares of Common Stock, with each Public Warrant being exercisable for one half of one share of Common Stock and with an exercise price of $5.75 per half share;

WHEREAS, on September 28, 2016, that certain Amended and Restated Business Combination Agreement (the “Business Combination Agreement”) was entered into by and among the Company, Yatra, T3 Parent Corp., a Delaware corporation (“TRTL Parent”), T3 Merger Sub Corp., a Delaware corporation and a direct wholly owned Subsidiary of TRTL Parent (“TRTL Merger Sub”), MIHI LLC, solely for purposes of Article X of the Business Combination Agreement, together with the underlying provisions of the Business Combination Agreement to the extent that they are impacted by Article X, and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Shareholder’s Representative;

WHEREAS, pursuant to that certain Forward Purchase Contract, dated as of July 16, 2014 and amended as of the date hereof, MIHI LLC has purchased 2,000,000 Units, each such Unit comprised of one share of Common Stock and one warrant to purchase one half of one share of Common Stock with an exercise price of $5.75 per half share (the “Forward Purchase Warrants”; and, collectively with the Private Placement Warrants and the Public Warrants, the “Warrants”);

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, pursuant to the provisions of the Business Combination Agreement (a) TRTL Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a partially owned subsidiary of TRTL Parent, and (b) immediately following the First Merger, TRTL Parent will merge with and into Yatra (the “Second Merger”, and, together with the First Merger, the “Mergers”), with Yatra surviving the Second Merger and with the Company becoming a partially owned subsidiary of Yatra. As a result of the Mergers, all of the issued and outstanding shares of Common Stock will be converted into Ordinary Shares of Yatra, par value $.0001 per share (the “Ordinary Shares”).

WHEREAS, upon consummation of the Mergers, as provided in Section 4.4 of the Existing Warrant Agreement, the Warrants will no longer be exercisable for shares of Common Stock but instead will be exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for Ordinary Shares of Yatra;

WHEREAS, the Board of Directors of the Company has determined that the consummation of the transactions contemplated by the Business Combination Agreement will constitute a Business Combination (as defined in Section 3.2 of the Existing Warrant Agreement);

WHEREAS, in connection with the Mergers, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to Yatra and Yatra wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holders for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the Registered Holders.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

1.           Assignment and Assumption; Consent.

1.1         Assignment and Assumption. The Company hereby assigns to Yatra all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) as of the Second Effective Time (as defined in the Business Combination Agreement). Yatra hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the Second Effective Time.

1.2         Consent. The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by the Company to Yatra pursuant to Section 1.1 hereof effective as of the Second Effective Time, and the assumption of the Existing Warrant Agreement by Yatra from the Company pursuant to Section 1.1 hereof effective as of the Second Effective Time, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Second Effective Time, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

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2.         Amendment of Existing Warrant Agreement. The Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, effective as of the Second Effective Time, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 are necessary or desirable and that such amendments do not adversely affect the interests of the Registered Holders:

2.1         Preamble. The preamble on page one of the Existing Warrant Agreement is hereby amended by deleting “Terrapin 3 Acquisition Corporation, a Delaware corporation” and replacing it with “Yatra Online, Inc., Cayman Islands exempted company limited by shares.” As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to Yatra Online, Inc. rather than Terrapin 3 Acquisition Corporation.

2.2         Recitals. The recitals on pages one and two of the Existing Warrant Agreement are hereby deleted and replaced in their entirety as follows:

“WHEREAS, Terrapin 3 Acquisition Corporation (“Terrapin 3 Acquisition”) has entered into that certain Private Placement Warrants Purchase Agreement, dated as of July 16, 2014 (the “Private Placement Warrants Purchase Agreement”), with each of Apple Orange LLC, MIHI LLC (“MIHI”), Noyac Path LLC and Periscope LLC (the “Sponsors”), pursuant to which the Sponsors purchased an aggregate of 12,000,000 warrants, bearing the legend set forth in Exhibit B hereto (the “Private Placement Warrants”), at a purchase price of $0.50 per Private Placement Warrant, in a private placement transaction occurring simultaneously with the closing of the Offering (as defined below) and in connection with the Over-allotment Option (as defined below); and

WHEREAS, on July 22, 2014, Terrapin 3 Acquisition consummated an initial public offering (the “Offering”) of 21,275,000 units of the Company’s equity securities, including units issued and sold pursuant to the underwriters’ Over-allotment Option, each such unit comprised of one share of Terrapin Common Stock (as defined below) and one Public Warrant (as defined below) (the “Units”) and, in connection therewith, issued and delivered 21,275,000 warrants to public investors in the Offering (the “Public Warrants”); and

WHEREAS, pursuant to that certain Forward Purchase Contract with MIHI, dated as of July 16, 2014 and amended on December 16, 2016, MIHI has purchased 2,000,000 Units, each such Unit comprised of one share of Terrapin Common Stock and one Private Placement Warrant (the “Forward Purchase Warrants”; and, together with the Private Placement Warrants and the Public Warrants, the “Warrants”). Each Warrant entitled the holder thereof to purchase one half of one share of the Class A common stock of Terrapin 3 Acquisition, par value $0.0001 per share (the “Terrapin Common Stock”), for $5.75 per half share, subject to adjustment as described herein; and

WHEREAS, Terrapin 3 Acquisition has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1, No. 333-196980 (the “Registration Statement”) and prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Units, the Public Warrants and the Terrapin Common Stock included in the Units; and

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WHEREAS, on December 16, 2016, the Company, Terrapin 3 Acquisition and the Warrant Agent entered into an Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”), pursuant to which Terrapin 3 Acquisition assigned this Agreement to the Company and the Company assumed this Agreement from Terrapin 3 Acquisition; and

WHEREAS, on September 28, 2016, that certain Amended and Restated Business Combination Agreement (the “Business Combination Agreement”) was entered into by and among the Company, Terrapin 3 Acquisition, T3 Parent Corp., a Delaware corporation, T3 Merger Sub Corp., a Delaware corporation and a direct wholly owned Subsidiary of TRTL Parent, MIHI, solely for purposes of Article X of the Business Combination Agreement, together with the underlying provisions of the Business Combination Agreement to the extent that they are impacted by Article X, and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Shareholder’s Representative. Pursuant to the Business Combination Agreement, each share of Terrapin Common Stock is to be converted into one Ordinary Share, par value $.0001 per share, of the Company (the “Ordinary Shares”); and

WHEREAS, the transactions contemplated by the Business Combination Agreement have been consummated and, pursuant to the Business Combination Agreement, the Warrant Assumption Agreement and Section 4.4 of this Agreement, each Warrant has been converted into the right to purchase one half of one Ordinary Share of the Company rather than one half of one share of Terrapin Common Stock; and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:”

2.3          Reference to Ordinary Shares. All references to “Common Stock” in the Existing Warrant Agreement (including all Exhibits thereto) shall mean “Ordinary Shares” of Yatra.

2.4          Detachability of Warrants. Section 2.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

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“[INTENTIONALLY OMITTED]”

Except that the defined terms “Business Day” and “Over-allotment Option” set forth therein shall be retained for all purposes of the Existing Warrant Agreement.

2.5          Duration of Warrants. The first sentence of Section 3.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the date that is thirty (30) days after the consummation of the transactions contemplated by the Business Combination Agreement (a “Business Combination”), and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which the Company completes the Business Combination, (y) the liquidation of the Company, or (z) other than with respect to the Private Placement Warrants, the Redemption Date (as defined below) as provided in Section 6.2 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below with respect to an effective registration statement.”

3.           Miscellaneous Provisions.

3.1         Effectiveness of Warrant. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Second Merger (as defined in the Business Combination Agreement) and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

3.2         Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their permitted respective successors and assigns.

3.3         Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.4         Applicable Law. The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws. The parties hereby agree that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

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3.5         Counterparts. This Agreement may be executed in any number of counterparts, and by facsimile or portable document format (pdf) transmission, and each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

3.6         Effect of Headings. The Section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.7         Entire Agreement. The Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.

TERRAPIN 3 ACQUISITION CORPORATION

By:	/s/Sanjay Arora
Name:	Sanjay Arora
Title:	Chief Executive Officer

YATRA ONLINE, INC.

By:	/s/Dhruv Shringi
Name:	Dhruv Shringi
Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:	/s/Henry Farrell
Name:	Henry Farrell
Title:	Vice President

[Signature Page to Assignment, Assumption and Amendment Agreement by and among Terrapin 3 Acquisition

Corporation,. Yatra Online, Inc. and Continental Stock Transfer &Trust Company]